Exhibit 10.32

June 7, 2004

Donna Gibbs
18269 Tamaway Drive
Lake Oswego, Oregon 97034

Dear Donna:

Following your conversation with Lowell, I am pleased to confirm our offer to you to join PlanetOut Inc. We look forward to hearing from you on Tuesday, June 15th. The details of our offer are as follows:

Assignment:	You will assume the position of Senior Vice President Corporate Marketing and Communications in our San Francisco office and will report directly to the Chief Executive Officer. Your start date will be no later than July 6, 2004.

Scope of responsibilities includes, but not limited to:

•	All communications and Public Relations functions

•	Brand oversight (with eventual brand management possible)

•	Broad investor relations support in concert with the Chief Financial Officer who would for the foreseeable future be primarily responsible for IR

•	Corporate, shareholder and overall market issues management, with emphasis on external issues, but also significant internal issues

•	Creative services oversight now with potential direct management possible in future

Compensation:	Your salary will be $150,000 per annum, payable semi-monthly. In addition, there will be a twelve month performance bonus of $25,000, based on mutually agreeable measures: presence in role, and a balance of quantitative and qualitative measures agreed to within the first 30 days of employment. In the event of termination after less than twelve months, but more than nine months, PlanetOut would pay pro-rated a percentage of this bonus, at minimum, fifty percent. You will be awarded 110,000 stock options, vesting over a period of 4 years, in accordance with the PlanetOut Inc. Stock Option Plan, subject to Board approval.

Relocation:	In addition to your base salary, PlanetOut Inc will reimburse your relocation expenses for your move from Oregon to San Francisco, up to $10,000 with actual receipts. Relocation expenses are submitted as an expense report, including travel to locate an apartment, living setup fees (food stocking, gym setup fee, etc.). In the event you resign from this position with the company in the six months following your hire date, you will to reimburse PlanetOut this expense in full. Should you resign from the company in the following seven to twelve months, PlanetOut will expect a pro-rated amount of the expense returned. In the case of extraordinary circumstances, PlanetOut will amend this expense arrangement with the mutual agreement of the CFO, or the VP Human Resources and you.

Benefits:	You will be eligible to participate in PlanetOut, Inc. benefits plan the first of the month after your date of hire with company.

P.O. Box 500	San Francisco, CA	94104 0500	tel: 415.834.6500	fax: 415.834.6223	www.planetout.com

Vacation:	You will be eligible to accrue Paid Time Off (“PTO”) in accordance with company policy. Use of PTO is guided by company policy.

Term:	At Will Agreement: Please understand that your employment is not governed by any written or oral contract and is considered an “at will” agreement. This means that, notwithstanding the anticipated term set forth above, either you or the company are free to terminate the employment relationship at any time for any reason, with or without cause.

As is required by the Immigration Reform and Control Act of 1986, within your first three (3) days of employment, you will be required to provide original documentation establishing your eligibility for employment in the United States.

Congratulations, and welcome to PlanetOut Inc. We are pleased you have decided to join us. I am sure you will find your position both challenging and rewarding. Please acknowledge your acceptance by signing below and returning a copy of this offer to me.

Sincerely,

Paige Brooks
Vice President, Human Resources
415-834-6353

Acknowledgement and Acceptance:

/s/ Donna L. Gibbs	June 15, 2004
Donna Gibbs	Date

P.O. Box 500	San Francisco, CA	94104 0500	tel: 415.834.6500	fax: 415.834.6223	www.planetout.com